Exhibit 99.1

HopFed Bancorp Announces Exercise of Underwriter’s Over-Allotment Option

Hopkinsville, Kentucky - July 16, 2010

Hopkinsville, Kentucky – HopFed Bancorp, Inc. (the “Company”) (NASDAQ: HFBC), announced today that the underwriter for the Company’s recent public offering of 3,333,334 shares of common stock has exercised its over-allotment option and purchased an additional 250,000 shares of the Company’s common stock. The Company received net proceeds of approximately $2,137,500 million from the sale of the additional 250,000 shares. Howe Barnes Hoefer & Arnett, Inc. acted as the sole manager for the offering.

About HopFed Bancorp, Inc.

HopFed Bancorp, Inc. is a unitary savings and loan holding company headquartered in Hopkinsville, Kentucky with assets of $1 billion as of March 31, 2010. Through its wholly owned bank subsidiary, Heritage Bank, the Company offers a full range of banking services to commercial and retail customers in western Kentucky and Tennessee, northwest of Nashville. Heritage Bank has 18 locations in Kentucky and Tennessee and more than 60 ATMs.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Factors that might cause such a difference include, among other matters, changing market conditions, economic conditions, credit quality, governmental regulation and legislation, interest rates, and other factors discussed in the Company’s Registration Statement on Form S-1 related to this offering and in its other filings with the SEC. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

SOURCE: HopFed Bancorp, Inc.